EXHIBIT 23

KPMG LLP
303 Peachtree Street, N.E.
Suite 2000
Atlanta, GA  30308

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The shareholders and board of directors of Aflac Incorporated:

We consent to incorporation by reference in registration statement on Form S-3 of Aflac Incorporated of our reports dated February 28, 2008, with respect to the consolidated balance sheets of Aflac Incorporated and subsidiaries (the Company) as of December 31, 2007 and 2006, and the related consolidated statements of earnings, shareholders’ equity, cash flows and comprehensive income for each of the years of the three-year period ended December 31, 2007, and all related financial statement schedules and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of Aflac Incorporated, and to the reference to us under the heading “Independent Registered Public Accounting Firm” in the Prospectus.  Our reports with respect to the financial statements and all related financial statement schedules refer to the adoption by the Company of the provisions of Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, and Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R), in 2006.

/s/ KPMG LLP

Atlanta, Georgia
November 25, 2008